Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Edgewater Bancorp, Inc.

St. Joseph, Michigan

As Of:

August 15, 2013

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Edgewater Bancorp, Inc.

St. Joseph, Michigan

As Of:

August 15, 2013

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

September 6, 2013

Boards of Directors

Edgewater Bancorp, Inc.

Edgewater Bank

321 Main Street

St. Joseph, Michigan 49085

To the Boards:

We hereby submit our independent appraisal of the pro forma market value of the to be issued stock of the Edgewater Bancorp, Inc. (the “Corporation”) which is the holding company of Edgewater Bank (“Edgewater” or the “Bank”), St. Joseph, Michigan.  Such stock is to be issued in connection with the application by the Corporation to complete a stock offering, with the Corporation to own 100 percent of the stock of the Bank.  This appraisal, as of August 15, 2013, was prepared and provided to the Bank in accordance with the regulatory appraisal requirements and regulations.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S.  The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks.  The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Edgewater and the material provided to us by the independent auditor, BKD, LLP, Ft. Wayne, Indiana, are both accurate and complete.  We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities.  We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Edgewater, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank’s conversion counsel, and with BKD, LLP, the Bank’s outside auditor.  Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be further updated as required and will give consideration to any new developments in Edgewater’s operations that have an impact on the results of operations or financial condition.  Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions.  Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.

It is our opinion that as of August 15, 2013, the pro forma market value or appraised value of the Corporation is $8,400,000 at the midpoint, representing 840,000 shares at $10 per share.  The pro forma valuation range of the Corporation is from a minimum of $7,140,000 to a maximum of $9,660,000, with a maximum, as adjusted, of $11,109,000, representing 714,000 shares, 966,000 shares and 1,110,900 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Edgewater Bancorp, Inc., as of August 15, 2013, is $8,400,000, at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

/s/ Keller & Company, Inc.

2

TABLE OF CONTENTS

		PAGE

INTRODUCTION		1

I.	Description of Edgewater Bank

	General	3
	Performance Overview	7
	Income and Expense	9
	Yields and Costs	14
	Interest Rate Sensitivity	15
	Lending Activities	17
	Nonperforming Assets	22
	Investments	25
	Deposit Activities	26
	Borrowings	28
	Subsidiaries	28
	Office Properties	28
	Management	29

II.	Description of Primary Market Area	30

III.	Comparable Group Selection

	Introduction	36
	General Parameters
	Merger/Acquisition	37
	Mutual Holding Companies	40
	Trading Exchange	38
	IPO Date	38
	Geographic Location	39
	Asset Size	39
	Balance Sheet Parameters
	Introduction	41
	Cash and Investments to Assets	42
	Mortgage-Backed Securities to Assets	42
	One- to Four-Family Loans to Assets	42
	Total Net Loans to Assets	43
	Total Net Loans and Mortgage-Backed Securities to Assets	43
	Borrowed Funds to Assets	44
	Equity to Assets	44
	Performance Parameters
	Introduction	45

TABLE OF CONTENTS   (cont.)

LIST OF EXHIBITS

NUMERICAL
EXHIBITS		PAGE

1	Consolidated Balance Sheets - At December 31, 2012 and June 30, 2013	75
2	Consolidated Balance Sheets - At March 31, 2008 and 2009 and At December 31, 2009 through 2011	76
3	Consolidated Statements of Operations for the Year Ended December 31, 2012 and for the Twelve Months Ended June 30, 2013	77
4	Consolidated Statements of Operations for the Years Ended March 31, 2008 and 2009, for the Nine-Month Period Ended December 31, 2009 and for the Years Ended December 31, 2010 and 2011	78
5	Selected Financial Information	79
6	Income and Expense Trends	80
7	Normalized Earnings Trend	81
8	Performance Indicators	82
9	Volume/Rate Analysis	83
10	Yield and Cost Trends	84
11	Net Portfolio Value	85
12	Loan Portfolio Composition	86
13	Loan Maturity Schedule	87
14	Loan Originations and Purchases	88
15	Delinquent Loans	89
16	Nonperforming Assets	90
17	Classified Assets	92
18	Allowance for Loan Losses	93
19	Investment Portfolio Composition	94
20	Mix of Deposits	95
21	Certificates of Deposit by Rate and Maturity	96
22	Certificates of Deposit by Rate	97
23	Deposit Activity	98
24	Borrowed Funds Activity	99
25	Offices of Edgewater Bank	100
26	Management of the Bank	101
27	Key Demographic Data and Trends	102
28	Key Housing Data	103
29	Major Sources of Employment	104
30	Unemployment Rates	105
31	Market Share of Deposits	106
32	National Interest Rates by Quarter	107

LIST OF EXHIBITS (cont.)

NUMERICAL
EXHIBITS		PAGE

33	Thrift Share Data and Pricing Ratios	108
34	Key Financial Data and Ratios	116
35	Recently Converted Thrift Institutions	123
36	Acquisitions and Pending Acquisitions	124
37	Balance Sheets Parameters - Comparable Group Selection	125
38	Operating Performance and Asset Quality Parameters - Comparable Group Selection	127
39	Balance Sheet Ratios Final Comparable Group	129
40	Operating Performance and Asset Quality Ratios Final Comparable Group	130
41	Balance Sheet Totals - Final Comparable Group	131
42	Balance Sheet - Asset Composition Most Recent Quarter	132
43	Balance Sheet - Liability and Equity Most Recent Quarter	133
44	Income and Expense Comparison Trailing Four Quarters	134
45	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	135
46	Yields, Costs and Earnings Ratios Trailing Four Quarters	136
47	Reserves and Supplemental Data	137
48	Valuation Analysis and Conclusions	138
49	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of August 15, 2013	139
50	Pro Forma Effects of Conversion Proceeds - Minimum	140
51	Pro Forma Effects of Conversion Proceeds - Midpoint	141
52	Pro Forma Effects of Conversion Proceeds - Maximum	142
53	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	143
54	Summary of Valuation Premium or Discount	144

ALPHABETICAL
EXHIBITS		PAGE

A	Background and Qualifications	145
B	RB 20 Certification	150
C	Affidavit of Independence	151

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Edgewater Bancorp, Inc. (the “Corporation”), a Maryland corporation, which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of Edgewater Bank (“Edgewater” or the “Bank”), St. Joseph, Michigan.  The shares of common stock are to be issued in connection with the Bank’s Application for Approval of Conversion from a federal-chartered mutual savings bank to a federal-chartered stock savings bank.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”) and the Securities and Exchange Commission (“SEC”).  Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report.  The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered.  Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction.  The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the two fiscal years ended March 31, 2008 and 2009, for the four fiscal years ended December 31, 2009 through 2012, and unaudited financials for the six months ended June 30, 2012 and 2013, and discussed them with Edgewater’s management and with Edgewater’s independent auditors, BKD, LLP, Fort Wayne, Indiana.  We have also discussed and reviewed with management other financial matters and have reviewed internal projections.  We have reviewed the Corporation’s preliminary Form AC and discussed it with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Edgewater’s main office and five branches and have traveled the surrounding area.  We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Michigan and the United States.  We have also examined the competitive market within which Edgewater operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular.  We have examined the performance of selected publicly traded thrift institutions and compared the performance of Edgewater to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation.  Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.                                     DESCRIPTION OF EDGEWATER BANK

GENERAL

Edgewater Bank (“Edgewater”) was organized in 1910 as a state-chartered mutual savings and loan association, with the name Industrial Building and Loan Association.  The Bank converted to a federal-chartered mutual savings and loan association in 1938 and changed its name to Buchanan Federal Savings and Loan Association.  In 1965, the Bank changed its name to LaSalle Federal Savings and Loan Association of Buchanan and then to LaSalle Federal Savings Bank in 1989.  The Bank changed its name to Edgewater Bank in 2005.

Edgewater conducts its business from its main office and five branches, with its main office located in St. Joseph, Michigan, and one branch in nearby Royalton Township (St. Joseph), and additional branches located in Coloma, Bridgeman, Buchanan and Decatur, Michigan.  The Bank’s primary retail market area is focused on St. Joseph, Coloma, Bridgeman, Buchanan and Decatur, while the Bank’s lending market extends into the surrounding Berrien and Van Buren Counties and, to a lesser extent, Cass County.  The Bank has entered into a agreement to sell its office located in Decatur, Michigan, with the transaction expected to be completed by December 31, 2013.

Edgewater’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”).  The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”).  Edgewater is a member of the Federal Home Loan Bank (the “FHLB”) of Indianapolis and is regulated by the OCC.  As of June 30, 2013, Edgewater had assets of $120,272,278 deposits of $107,778,897 and equity of $10,514,562.

Edgewater has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution.  Edgewater has been involved in the origination of one- to four-family mortgage loans, which represented 59.8 percent of its loan originations during the fiscal year ended December 31, 2012.  One- to four-family mortgage loan originations represented a similar  61.8 percent of loan originations during the six months ended June 30, 2013.  At June 30, 2013, 51.0 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a slightly smaller 48.6 percent at December 31, 2011, with the primary sources of funds being retail deposits from residents in its local communities and to a much lesser extent, FHLB advances.  The Bank is also an originator of multi-family loans, commercial real estate loans, construction loans, commercial business loans, consumer loans, and home equity loans.  Consumer loans include auto loans, boat loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $27.9 million, or 23.2 percent of its assets, excluding FHLB stock which totaled $1.4 million or 1.2 percent of assets at June 30, 2013.  The Bank had $6.8 million of its investments in mortgage-backed and related securities representing 5.7 percent of assets.  Deposits, principal payments, loan sales, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the stock conversion will be $8.4 million or 840,000 shares at $10 per share based on the midpoint of the appraised value of $8.4 million.  The net conversion proceeds will be $7.1 million, reflecting conversion expenses of approximately $1.3 million.  The actual cash proceeds to the Bank of $4.6 million will represent 65.0 percent of the net conversion proceeds at the midpoint.  The ESOP will represent 8.00 percent of the gross shares issued or 67,200 shares at $10 per share, representing $672,000.  The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments.  The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law.  The Corporation will use its proceeds to fund the ESOP or to purchase short-and intermediate-term government or  federal agency securities.

The Bank has experienced a significant deposit decrease over the past four fiscal years, with deposits decreasing 29.8 percent from March 31, 2008, to December 31, 2012, or an average of 7.5 percent per year.  From December 31, 2012, to June 30, 2013, deposits then increased by 1.3 percent or 2.6 percent on an annualized basis, compared to a decrease of 6.6 percent in fiscal 2012.

The Bank has focused on reducing its loan portfolio during the past four years, on improving its asset quality position, on monitoring its net interest margin and earnings and on maintaining a reasonable equity to assets ratio.  Equity to assets decreased from 10.24 percent of assets at March 31, 2008, to 9.14 percent at December 31, 2012, due primarily to the Bank’s loss in fiscal 2009, partially reduced by the Bank’s shrinkage in assets.

The primary lending strategy of Edgewater has been to focus on the origination of  adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of commercial real estate and multi-family loans, the origination of commercial business loans and the origination of home equity loans, with less activity in consumer loans.

The Bank’s share of one- to four-family mortgage loans has increased modestly from 48.6 percent of gross loans at December 31, 2011, to 51.0 percent as of June 30, 2013.  Commercial real estate and multi-family loans decreased from 31.5 percent of loans to 28.2 percent of loans, and construction loans increased from 1.8 percent of loans to 2.1 percent from December 31, 2011, to June 30, 2013.  All types of real estate loans, excluding home equity loans, as a group decreased slightly from 82.0 percent of gross loans at December 31, 2011, to 81.3 percent at June 30, 2013.  The decrease in real estate loans was offset by the Bank’s increases in consumer loans and commercial loans.  The Bank’s share of commercial loans witnessed an increase in their share of loans from 4.0 percent at December 31, 2011, to 4.8 percent at June 30, 2013, and the Bank’s share of consumer loans increased from a minimal 0.5 percent to 0.6 percent during the same time period.  The Bank’s share of home equity loans decreased from 13.6 percent to 13.3 percent during the same time period.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and  maintain a higher level of general valuation allowances and also in recognition of the Bank’s level of nonperforming assets.  At December 31, 2011, Edgewater had $1,443,000 in its loan loss allowance or 1.34 percent of gross loans, and 43.3 percent of nonperforming loans with the loan loss allowance decreasing to $1,292,000 and representing a higher 1.52 percent of gross loans and a lower 32.0 percent of nonperforming loans at June 30, 2013.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses.  With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to maintain its higher noninterest income, reduce nonperforming assets, and control noninterest expenses.

PERFORMANCE OVERVIEW

The financial position of Edgewater at fiscal year end March 31, 2008, through December 31, 2012, and at June 30, 2013, is shown in Exhibits 1 and 2, and the earnings performance of Edgewater for the fiscal years 2008 through 2012 and for the twelve months ended June 30, 2013, is shown in Exhibits 3 and 4.  The Bank changed its fiscal year end from March 31st to December 31st in 2009.  Exhibit 5 provides selected financial data at December 31, 2010 through 2012, and at June 30, 2013.  Edgewater has experienced a reduction in its loan portfolio and asset base, an increase in cash and investments, and a decrease in retail deposits from 2010 through 2012.  The most recent trend for the Bank from December 31, 2012, through June 30, 2013, was a modest decrease in assets, a modest increase in cash and investments, a moderate decrease in loans with a modest increase in deposits.

With regard to the Bank’s historical financial condition, Edgewater has experienced a significant decrease in assets from December 31, 2010, through December 31, 2012, with a stronger decrease in loans, a significant decrease in deposits and a minimal decrease in the dollar level of equity over the past two years.

The Bank witnessed a decrease in assets of $24.9 million or 16.8 percent for the period of December 31, 2010, to December 31, 2012, representing an average annual decrease of 8.4 percent.  For the six months ended June 30, 2013, assets decreased $3.1 million or 2.5 percent, or 5.0 percent, annualized.  Over the past two fiscal periods, the Bank experienced its largest dollar decrease in assets of $12.9 million in fiscal year 2012, due primarily to a $17.4 million decrease in loans, with a similar $7.6 million decrease in deposits and a $4.5 million decrease in FHLB advances.  During the Bank’s most recent fiscal year of 2012, assets decreased $12.9 million or 9.4 percent, compared to a decrease of $12.0 million or 8.1 percent in 2011.

Edgewater’s net loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $118.5 million at December 31, 2010, to $88.5 million at December 31, 2012, and represented a total decrease of $30.0 million, or 25.3 percent.  The average annual decrease during that period was 12.7 percent.  For the six months ended June 30, 2013, net loans decreased $4.5 million or 5.1 percent to $84.0 million.

Edgewater has obtained funds through deposits and FHLB advances with a modest use of FHLB advances totaling $1.0 million at June 30, 2013.  The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits.  Deposits decreased $16.5 million or 13.4 percent from fiscal 2010 to 2012, representing an average annual rate of decrease of 6.7 percent, and decreased $7.6 million or 6.6 percent to $106.4 million at December 31, 2012 from December 31, 2011.  For the six months ended June 30, 2013, deposits increased by $1.4 million or 1.3 percent to $107.8 million.

The Bank witnessed a decrease in its dollar equity level from 2010 to 2012, with the decrease actually occurring in fiscal 2012.  Equity also decreased in the six months ended June 30, 2013.  At December 31, 2010, the Bank had an equity level of $11.4 million, representing a 7.67 percent equity to assets ratio and decreased to $11.3 million at December 31, 2012,  representing a higher 9.14 percent equity to assets ratio, due to the Bank’s decrease in assets.  At June 30, 2013, equity was a modestly lower $10.5 million and a modestly lower 8.74 percent of assets.

The overall increase in the equity to assets ratio from December 31, 2010, to June 30, 2013,  was the result of the Bank’s decrease in assets offset by the Bank’s losses in 2012 and in the six months ended June 30, 2013.  The dollar level of equity decreased 0.9 percent from December 31, 2010, to December 31, 2012, representing an average annual decrease of 0.5 percent, and then decreased 6.7 percent from December 31, 2012, through June 30, 2013.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Edgewater.  This table provides key income and expense figures in dollars for the fiscal years of 2010 through 2012, and for the six months ended June 30, 2012 and 2013.

Edgewater witnessed a moderate decrease in its dollar level of interest income from fiscal 2010 to fiscal 2012.  Interest income was $7.5 million in 2010 and a lower $5.3 million in 2012.  Interest income then decreased modestly in the six months ended June 30, 2013, to $2.2 million or $4.4 million, annualized, compared to $5.3 million in 2012.

The Bank’s interest expense also experienced a large decrease from fiscal year 2010 to 2012.  Interest expense decreased from $2.8 million in 2010 to $937,000 in 2012, representing a decrease of $1.8 million or 66.2 percent.  Interest income decreased a larger $2.2 million or 28.9 percent.  Such decrease in interest income from 2010 through 2012, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income but an increase in net interest margin.  Interest expense then decreased in the six months ended June 30, 2013, to $291,000 or $582,000, annualized, compared to $937,000 in interest expense in fiscal 2012.

The Bank has made provisions for loan losses in each of the past three fiscal years of 2010 through 2012 and also made provisions in the six months ended June 30, 2013.  The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets.  The loan loss provisions were $197,000 in 2010, $225,000 in 2011 and $890,000 in 2012, with provisions of $240,000 in the six months ended June 30, 2013.  The impact of these loan loss provisions has been to provide Edgewater with a general valuation allowance of $1,292,000 at June 30, 2013, or 1.52 percent of gross loans and 32.0 percent of nonperforming loans.

Total other income or noninterest income indicated an increase in dollars from 2010 to 2012.  Noninterest income was $1.35 million or 0.91 percent of assets in 2010 and a higher $1.46 million in fiscal year 2012 or 1.18 percent of assets, including $795,000 in mortgage banking operations and gains on the sale of loans in 2012.  In the six months ended June 30, 2013, noninterest income was $567,000, representing 0.94 percent of assets on an annualized basis.  Noninterest income consists primarily of service charges and mortgage banking activities, including gains on the sale of loans and other income.

The Bank’s general and administrative expenses or noninterest expenses increased from $5.67 million for the fiscal year of 2010 to $5.72 million for the fiscal year ended December 31, 2012, representing an average annual increase of 0.4 percent and then decreased to $5.38 million for the six months ended June 30, 2013, on an annualized basis, representing a decrease of 5.9 percent from fiscal 2012.  On a percent of average assets basis, operating expenses increased from 3.61 percent of average assets for the fiscal year ended December 31, 2010, to 4.48 percent for the fiscal year ended December 31, 2012, and then decreased to 4.38 percent for the six months ended June 30, 2013, annualized.

The net earnings position of Edgewater has indicated some volatility from 2010 through 2012 and in the six months ended June 30, 2013.  The annual net income (loss) figures for the fiscal years of 2010, 2011 and 2012 were $193,000, $227,000 and $(769,000), respectively, representing returns on average assets of 0.12 percent, 0.16 percent and (0.60) percent for fiscal years 2010, 2011 and 2012, respectively.  For the six months ended June 30, 2013, Edgewater incurred a net loss of $498,000, representing a return on average assets of (0.81) percent, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended June 30, 2013.  The Bank’s normalized earnings typically eliminate any nonrecurring income and expense items.  There was one income adjustment and five expense adjustments resulting in the normalized loss being less than actual loss for the twelve months ended June 30, 2013, and equal to a loss of $695,000.  The core income adjustments were a reduction in gains on sale of loans of $250,000 and reductions in losses on sale of REO of $219,000, provisions of $463,000, other real estate owned expenses of $142,000 and defined benefit plan expenses of $100,000, all before taxes and with no assumption for taxes.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance.  The Bank’s return on average assets changed from 0.12 percent in fiscal year 2010, to 0.16 percent in 2011, and then to (0.60) percent in 2012, with the lower earnings in 2012 due primarily to the Bank’s higher provision for loan losses.  Return on average assets was (0.81) percent, annualized, for the six months ended June 30, 2013, also due to higher provision for loan losses and lower net interest margin.

The Bank’s net interest rate spread increased from 2.98 percent in 2010 to 3.20 percent in 2011, then increased to 3.49 percent in 2012, and then decreased to 3.19 percent for the six months ended June 30, 2013.  The Bank’s net interest margin indicated a similar trend, increasing from 3.16 percent in 2010 to 3.38 percent in 2011, then increased to 3.61 percent in 2012, and then decreased to 3.26 percent for the six months ended June 30, 2013.  Edgewater’s net interest rate spread increased 51 basis points from 2010 to 2012 and then decreased 30 basis points in the six months ended June 30, 2013.  The Bank’s net interest margin followed a similar trend, increasing 45 basis points from 2010 to 2012 and then decreasing 35 basis point for the six months ended June 30, 2013.

The Bank’s return on average equity decreased from 2010 to 2012.  The return on average equity decreased from 1.68 percent in 2010, to (6.47) percent in 2012, and then decreased to (8.87) percent, annualized,  for the six months ended June 30, 2013.

Edgewater’s ratio of average interest-earning assets to interest-bearing liabilities increased modestly from 109.99 percent at December 31, 2010, to 115.39 percent at December 31, 2012, and then decreased to 114.75 percent at June 30, 2013.  The Bank’s overall increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s larger decrease in its interest-bearing liabilities.

The Bank’s ratio of noninterest expenses to average assets increased from 3.61 percent in fiscal year 2010 to 3.63 percent in fiscal year 2011, then increased to 4.48 percent in fiscal year 2012 and then decreased slightly to 4.38 percent, based on the six months ended June 30, 2013, annualized.  Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.”  The industry norm is 60.8 percent for all thrifts and 74.0 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency.  The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 93.57 percent in 2010 to 92.00 percent in 2011, then increased to 97.93 percent in 2012 and then increased to 110.61 percent in the six months ended June 30, 2013.

Earnings performance can be affected by an institution’s asset quality position.  The ratio of nonperforming loans to total loans is a key indicator of asset quality.  Edgewater witnessed an increase in its nonperforming loans ratio from 2010  to 2012, which then decreased in the six months ended June 30, 2013, and the ratio is currently above the industry norm.  Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans.  Edgewater’s nonperforming loans consisted primarily of nonaccrual loans.  The ratio of nonperforming loans to total loans was 4.74 percent at June 30, 2013, decreasing from 5.12 percent at December 31, 2012, and increasing from 4.01 percent at December 31, 2010.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans.  The Bank’s allowance for loan losses was 2.22 percent of loans at December 31, 2010, and decreased to 1.70 percent at December 31, 2012, then decreased to 1.52 percent of loans at June 30, 2013.  As a percentage of nonperforming loans, Edgewater’s allowance for loan losses to nonperforming loans was 55.42 percent at December 31, 2010, and a lower 32.66 percent at December 31, 2012, and a similar 32.00 percent at June 30, 2013.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the 2012 fiscal year and for the six months ended June 30, 2013.  For the year ended December 31, 2012, net interest income decreased $231,000, due to a decrease in interest income of $1,037,000, reduced by an $806,000 decrease in interest expense.  The decrease in interest income was due to a decrease due to rate of $298,000 accented by a decrease due to volume of $739,000.  The decrease in interest expense was due to a $443,000 decrease due to rate, accented by a $363,000 decrease, due to volume.

For the six months ended June 30, 2013, net interest income decreased $382,000, due to a decrease in interest income of $647,000, reduced by a $265,000 decrease in interest expense.  The decrease in interest income was due to a decrease due to volume of $338,000 accented by a decrease due to rate of $309,000.  The decrease in interest expense was due to a $174,000 decrease due to rate, accented by a $91,000 decrease due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2011 and 2012, for the six months ended June 30, 2012 and 2013, and at June 30, 2013, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Edgewater’s weighted average yield on its loan portfolio decreased 23 basis points from fiscal year 2011 to 2012, from 5.18 percent to 4.95 percent and then decreased 34 basis points to 4.61 percent for the six months ended June 30, 2013.  The yield on investment securities decreased 39 basis points from 2.11 percent in 2011 to 1.72 percent in fiscal year 2012, and then decreased 33 basis points to 1.39 percent for the six months ended June 30, 2013.  The yield on other interest-earning assets increased 27 basis points from fiscal year 2011 to 2012, from 0.94 percent to 1.21 percent, and then decreased 44 basis points to 0.77 percent for the six months ended June 30, 2013.  The combined weighted average yield on all interest-earning assets decreased 28 basis points to 4.38 percent from fiscal year 2011 to 2012 and then decreased 61 basis points to 3.77 percent for the six months ended June 30, 2013.

Edgewater’s weighted average cost of interest-bearing liabilities decreased 57 basis points to 0.89 percent from fiscal year 2011 to 2012, which was greater than the Bank’s 28 basis point decrease in yield, resulting in an increase in the Bank’s net interest rate spread of 29 basis points from 3.20 percent to 3.49 percent from 2011 to 2012.  Then the Bank’s interest rate spread decreased 30 basis points to 3.19 percent for the six months ended June 30, 2013.  The Bank’s net interest margin increased from 3.38 percent in fiscal year 2011 to 3.61 percent in fiscal year 2012, representing an increase of 23 basis points, and then decreased 35 basis point to 3.26 percent for the six months ended June 30, 2013.

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities increased from 114.42 percent for the year ended December 31, 2011, to 114.75 percent for the six months ended June 30, 2013.

INTEREST RATE SENSITIVITY

Edgewater has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining higher shares of adjustable-rate residential mortgage loans and adjustable-rate home equity loans, and modest shares of commercial real estate and multi family loans to offset its higher share of fixed-rate residential mortgage loans.  Edgewater recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past.  Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.”  The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss.  In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position.  This frequently results in a decline in the institution’s net interest margin and overall earnings performance.  Edgewater has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans and home equity loans and reducing its fixed-rate one- to four-family loans through the sale of loans in the secondary market.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts.  The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates.  Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates.  Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Exhibit 11 provides the Bank’s EVE levels and ratios as of June 30, 2013, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at June 30, 2013, based on a rise in interest rates of 100 basis points was a 3.0 percent decrease, representing a dollar decrease in equity value of $350,000.  In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to increase 6.4 percent or $744,000 at June 30, 2013.  The Bank’s exposure increases to an 6.9 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $1,291,000.  The Bank’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 8.85 percent and indicates a 72 basis point decrease from its 9.57 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates.  Due to Edgewater’s recognition of the need to control its interest rate exposure, the Bank has been moderately active in the origination of adjustable-rate loans.  The Bank plans to increase its lending activity in the future and continue to maintain a moderate share of adjustable-rate loans.  The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned conversion and stock offering will strengthen the Bank’s equity level and EVE ratio, based on any change in interest rates.

LENDING ACTIVITIES

Edgewater has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate and multi-family loans, construction loans, home equity loans, consumer loans and commercial business loans.  Exhibit 12 provides a summary of Edgewater’s loan portfolio by loan type at December 31, 2011 and 2012, and at June 30, 2013.

The primary loan type for Edgewater has been residential loans secured by one- to four-family dwellings, representing a moderate 51.0 percent of the Bank’s gross loans as of June 30, 2013.  This share of loans has seen a slight increase from 48.6 percent at December 31, 2011.  The second largest real estate loan type as of June 30, 2013, was combined commercial real estate and multi-family loans, which comprised a relatively strong 28.2 percent of gross loans at June 30, 2013, compared to 31.5 percent as of December 31, 2011.  The third largest real estate loan type was construction loans, which comprised a modest 2.1 percent of gross loans at June 30, 2013, compared to a lesser 1.8 percent at December 31, 2011.  These three real estate loan categories represented a strong 81.3 percent of gross loans at June 30, 2013, compared to a larger 82.0 percent of gross loans at December 31, 2011.

Home equity loans and lines of credit represented a moderate size loan category for Edgewater.  These home equity loans totaled $11.3 million and represented 13.3 percent of gross loans at June 30, 2013, compared to a slightly larger $14.6 million or 13.6 percent of gross loans at December 31, 2011.

Commercial loans represented a modest size loan category for Edgewater.  Commercial loans totaled $4.1 million and represented 4.8 percent of gross loans at June 30, 2013, compared to a similar $4.3 million or 4.0 percent of gross loans at December 31, 2011.

The consumer loan category was the smallest loan category at June 30, 2013, and represented a modest $503,000 or 0.6 percent of gross loans compared to 0.5 percent at

December 31, 2011.  Consumer loans were also the smallest loan category at December 31, 2011.  The Bank’s consumer loans include automobile and boat loans, savings account loans, and other secured and unsecured loans.  The overall mix of loans has witnessed modest changes from December 31, 2011, to June 30, 2013, with the Bank having increased its shares of one- to four-family loans, construction loans and commercial loans to offset its decreases in home equity loans and commercial real estate loans.

The emphasis of Edgewater’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences.  Such residences are located primarily in Berrien, Van Buren and Cass Counties.  At June 30, 2013, 51.0 percent of Edgewater’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers four types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years, five years and seven years.  The interest rates on ARMs are generally indexed to the weekly average yield on U.S. Treasury rate securities adjusted to a constant maturity of one year.  ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan.  Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury securities rate.  The Bank normally retains all ARMs which it originates.  The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with some loans having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay.  These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Edgewater’s fixed-rate mortgage loans having terms of 10 years, 15 years, 20 years and 30 years with a focus on 15 years or less.  Fixed-rate mortgage loans have a maximum term of 30 years.  The Bank’s fixed-rate mortgage loans normally conform to FHLMC underwriting standards, which enables the Bank to sell a portion of these loans in the secondary market with the Bank normally retaining the servicing.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Edgewater, even though the Bank is permitted to make loans up to a 97.0 percent loan-to-value ratio. While the Bank does make loans up to 97.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans.  Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.  The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Edgewater has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans.  The Bank had a total of $24.0 million in commercial real estate and multi-family loans combined at June 30, 2013, or 28.2 percent of gross loans, compared to a larger $33.8 million or 31.5 percent of gross loans at December 31, 2011.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings, warehouses, and other owner-occupied properties used for business.   Most of the multi-family and commercial real estate loans are fully amortizing with an amortization period of up to 20 years with terms of five years and a balloon payment due at the end of the initial term.  The maximum loan-to-value ratio is normally 80.0 percent.

The Bank also originates home equity loans.  The Bank had $11.3 million or 13.3 percent of gross loans in home equity loans at June 30, 2013.  Home equity loans normally have a term of up to ten years with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 80.0 percent, if the first mortgage loan is held by Edgewater and a 70.0 percent loan-to-value ratio, if the first mortgage is held by another financial institution.  The Bank’s home equity lines of credit provide for interest only payments during the term of the loan with the principal amount due at the end of the loan term.

Edgewater is also an originator of construction loans, with these loans totaling $1.8 million at June 30, 2013, and representing 2.1 percent of gross loans.  Construction loans have a normal term of 12 months and provide for interest only payments during the construction phase.  Upon completion of construction, the construction loans convert to a longer-term permanent mortgage loan.  Construction loans have a normal loan-to-value ratio of 80.0 percent.

The Bank originates commercial business and industrial loans, which totaled $4.1 million at June 30, 2013, and represented a modest 4.8 percent of gross loans.  Commercial business loans normally have terms ranging from one year to five years.  Commercial and industrial loans are generally secured by equipment, furniture and fixtures, inventory, accounts receivable or other business assets.  The Bank also offers commercial business loans utilizing the Small Business Administration’s 504 Loan Program.

Edgewater is also an originator of consumer loans, with these loans totaling only $503,000 at June 30, 2013, and representing 0.6 percent of gross loans.  Consumer loans primarily include automobile and boat loans, share loans, and other secured and unsecured loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Edgewater’s fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans.  At

December 31, 2012, 52.3 percent of the Bank’s loans due after December 31, 2013, were adjustable- rate and 47.7 percent were fixed-rate.  At December 31, 2012, the Bank had 15.4 percent of its loans due on or before December 31, 2013, or in one year or less, with 39.3 percent due by December 31, 2017, or in one to five years.  The Bank had a moderate 35.8 percent of its loans with a maturity of more than 15 years.

As indicated in Exhibit 14, Edgewater experienced a relatively strong increase in its one-to four-family loan originations and total loan originations from fiscal year 2011 to 2012, which then decreased based on the six months ended June 30, 2013, annualized.  Total loan originations in fiscal year 2011 were $36.3 million compared to a larger $60.9 million in fiscal year 2012, reflective of higher levels of one- to four-family loans and commercial real estate loans originated, increasing from a combined $24.9 million to $51.6 million.  The increase in one- to four-family loan and commercial real estate loan originations from 2011 to 2012 of $26.7 million represented 108.5 percent of the $24.6 million aggregate increase in total loan originations from 2011 to 2012, with consumer and home equity loans increasing $1.1 million.  Commercial loans decreased $2.5 million from 2011 to 2012, and construction loans decreased $692,000 from 2011 to 2012.

In the six months ended June 30, 2013, total loan originations were $23.3 million, or $46.6 million, annualized,  indicating a decrease of $14.3 million from the $60.9 million in loan originations in the year ended December 31, 2012.  One- to four-family loan originations indicated a decrease in originations of $7.6 million in the six months ended June 30, 2013, compared to the full year ended December 31, 2012, and commercial real estate loans indicated a decrease in originations of $8.0 million in the same period, compared to the full year ended December 31, 2012.

Overall, loan originations and purchases fell short of loan sales, principal payments, charge-offs, loan repayments and other deductions in 2011 and 2012 and in the six months ended

June 30, 2013, due to moderate activity in loan sales.  In fiscal 2011, loan originations and purchases fell short of  reductions by $13.3 million, impacted by $13.1 million in loans sold, then fell short of reductions by $17.5 million in 2012, impacted by $31.7 million in loans sold,  and fell short of reductions by $5.4 million in the six months ended June 30, 2013, due to $10.5 million in loans sold.

NONPERFORMING ASSETS

Edgewater understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned.  The quality of assets has been a key concern to financial institutions throughout many regions of the country.  A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans.  Edgewater has been faced with a higher level of nonperforming assets, with nonperforming assets decreasing modestly in the six months ended June 30, 2013.

Exhibit 15 provides a summary of Edgewater’s delinquent loans at December 31, 2011 and 2012, and at June 30, 2013, indicating an overall decrease in the dollar amount of  delinquent loans from December 31, 2011, to June 30, 2013.  The Bank had $2,559,000 in loans delinquent 30 to 89 days at June 30, 2013.  Loans delinquent 90 days or more totaled $1,754,000 at June 30, 2013, with these two categories representing 5.06 percent of gross loans, with most of them one- to four-family real estate loans.  At December 31, 2011, delinquent loans of 30 to 89 days totaled $5,097,000 or 4.75 percent of gross loans and loans delinquent 90 days or more totaled

$2,758,000 or 2.57 percent of gross loans for a combined total of $7,855,000 and a share of 7.32 percent of gross loans, compared to a lower $4,313,000 and a lower 5.06 percent of gross loans at June 30, 2013.

It is normal procedure for Edgewater’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings.  When a loan is delinquent 15 days, the Bank sends a reminder notice to the borrower and may be accompanied by a phone call, and after 30 days delinquency, another letter is sent.  The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency. When the loan becomes delinquent 90 days, the Bank will send a “right-to-cure notice.” If the borrower does not respond to the right-to-cure notice, the loan is turned over to the Bank’s attorney to initiate foreclosure proceedings. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency.  The Bank generally initiates foreclosure when a loan has been delinquent 150 to 180 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Edgewater’s nonperforming assets at December 31, 2011 and 2012, and at June 30, 2013.  Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets.  The Bank carried a higher level of nonperforming assets at June 30, 2013, and at December 31, 2012, relative to December 31, 2011.  Edgewater’s level of nonperforming assets was $3,903,000 at December 31, 2011, and a higher $7,796,000  at December 31, 2012, which represented 2.87 percent of assets in 2011 and 6.32 percent in 2012.  The Bank’s nonperforming assets included $3,175,000 in nonaccrual loans, $145,000 in loans 90 days or more past due and $583,000 in real estate owned for a total of $3,903,000 at December 31, 2011, with $3,191,000 in real estate owned, $161,000 loans 90 days or more past due, and $4,444,000 in nonaccrual loans at December 31, 2012, for a total of $7,796,000.  At June 30, 2013, nonperforming assets were a lower $5,399,000 or 4.49 percent of assets and included $15,000 in loans 90 days or more past due, $4,022,000 in nonaccrual loans and $1,362,000 in real estate owned.

Edgewater’s levels of nonperforming assets were lower than its levels of classified assets.  The Bank’s ratios of classified assets to assets, excluding special mention assets, were 3.99 percent of assets at December 31, 2011, 4.43 percent at December 31, 2012, and 3.55 percent at June 30, 2013 (reference Exhibit 17).  The Bank’s classified assets consisted of $4,275,000 in substandard assets, with no assets classified as doubtful or loss at June 30, 2013.   The Bank had no assets classified as loss or doubtful at December 31, 2011 or December 31, 2012.

Exhibit 18 shows Edgewater’s allowance for loan losses at December 31, 2011 and 2012, and at June 30, 2012 and 2013, indicating the activity and the resultant balances.  Edgewater has witnessed a moderate decrease in its balance of allowance for loan losses from $2,695,000 at December 31, 2010, to $1,292,000 at June 30, 2013, in response to its decrease in loans and recent decrease in nonperforming assets.  The Bank had provisions for loan losses of $225,000 in fiscal 2011, $890,000 in 2012, $230,000 in the six months ended June 30, 2012, and $240,000 in the six months ended June 30, 2013.

The Bank had total charge-offs of $1,622,000 in 2011 and $845,000 in 2012, with total recoveries of $145,000 in 2011 and $16,000 in 2012.  The Bank had charge-offs in the six months ended June 30, 2013, of $453,000 and recoveries of $1,000.  The Bank’s ratio of allowance for loan losses to gross loans was 1.34 percent at December 31, 2011, and a higher 1.52 percent at June 30, 2013, due to lower loan balances.  Allowance for loan losses to nonperforming loans was 43.46 percent at December 31, 2011 and a lower 32.00 percent at June 30, 2013.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal obligations, mortgage-backed securities and corporate securities.  Exhibit 19 provides a summary of Edgewater’s investment portfolio at December 31, 2011 and 2012, and at June 30, 2013, excluding FHLB stock.  The exhibit also includes the Bank’s mortgage-backed securities at December 31, 2011 and 2012, and at June 30, 2013.  Investment securities totaled $17.7 million at June 30, 2013, based on fair value, compared to $14.6 million at December 31, 2011.  The Bank had $5.1 million in U.S. government and federal agency securities at December 31, 2011, and $7.5 million at June 30, 2013, both of which are included in total investments.

Another major component of investment securities at June 30, 2013, was mortgage-backed securities, totaling $6.8 million and representing 38.6 percent of total investments, excluding FHLB stock, compared to $6.7 million and a larger 45.7 percent at December 31, 2010.  The Bank also had cash and interest-bearing deposits totaling $10.1 million at June 30, 2013, and a smaller $6.9 million at December 31, 2011.  The Bank had $1,408,000 in FHLB stock at June 30, 2013.  The weighted average yield on investment securities was 1.39 percent and a lower 0.77 percent yield on other interest-earning deposits for the six months ended June 30, 2013.

DEPOSIT ACTIVITIES

The mix of average deposits by amount at December 31, 2011 and 2012, and at June 30, 2013, is provided in Exhibit 20.  There has been a moderate change in total deposits and in the deposit mix during this period.  Total average deposits have decreased from $119.2 million at December 31, 2011, to $107.4 million at June 30, 2013, representing a decrease of $11.8 million or 9.9 percent.  Average certificates of deposit have decreased from $57.0 million at December 31, 2011, to $41.3 million at June 30, 2013, representing a decrease of $15.7 million or 27.5 percent, while average savings, transaction and  MMDA accounts have increased $3.9 million from $62.2 million at December 31, 2011, to $66.1 million at June 30, 2013 or 6.3 percent.

Exhibit 21 provides a breakdown of certificates by rate and maturity as of June 30, 2013.  A strong 71.0 percent of the Bank’s certificates of deposit mature in one year or less.  The second largest category of certificates based on maturity was certificates maturing in one to two years, which represented 13.9 percent of certificates.

The Bank’s share of certificates of deposit witnessed a decrease, declining from a normal 47.8 percent of deposits at December 31, 2011, to a lower 38.5 percent of deposits at June 30, 2013.  The major component of certificates at June 30, 2013, had rates between zero percent and 1.00 percent and represented 59.0 percent of certificates (reference Exhibit 22).  At December 31, 2011, the major component of certificates was also zero percent to 1.00 percent category, representing a smaller 53.0 percent of certificates.  The category witnessing the largest change in dollars from December 31, 2011, to June 30, 2013, was certificates with rates between 4.0  percent and 4.99 percent, which decreased $5.2 million to $326,000 during this time period.  One category of certificates witnessed an increase from December 31, 2011, to June 30, 2013, the category with rates between 1.0 percent and 1.99, which increased $3.0 million to $11.9 million.

Exhibit 23 shows the Bank’s deposit activity for the two years ended December 31, 2011 and 2012, and for the six months ended June 30, 2012 and 2013.  Including interest credited, Edgewater experienced net decreases in deposits in fiscal years 2011 and 2012, and a net increase in deposits in the six months ended June 30, 2013.  In fiscal year 2011, there was a net decrease in deposits of $8.9 million, followed by a net decrease of $7.6 million in 2012 and then a net increase of $1.4 million in the six months ended June 30, 2013.

BORROWINGS

Edgewater has made modest use of FHLB advances (reference Exhibit 24) in each of the years ended December 31, 2011 and 2012, and in the six months ended June 30, 2012 and 2013.  The Bank had total FHLB advances of $1.0 million at June 30, 2013, with a weighted cost of 0.49 percent during the period and a balance of a higher $9.5 million at December 31, 2011, with a weighted cost of a higher 4.56 percent during the period.

SUBSIDIARIES

Edgewater has three subsidiaries, Explorer Financial Services Corporation, Edgewater Insurance Agency, Inc., and Waters Edge Southwest, LLC.  Explorer Financial Services Corporation is a Michigan corporation that was formed to own the Bank’s 8.3 percent of MBT Title Services, LLC, a multi-bank-owned title insurance company.  Edgewater Insurance Agency, Inc., is a Michigan corporation formed to receive the commissions for the Bank’s employee benefit plans.  This agency does not sell insurance products to the general public.  Waters Edge Southwest, LLC is a Michigan limited liability corporation formed to own and operate foreclosed real estate properties between foreclosure and divestiture of the properties.

OFFICE PROPERTIES

Edgewater had six offices at June 30, 2013, with its home office and one branch located in St. Joseph and additional branches located in Bridgeman, Buchanan, Coloma and Decatur, Michigan (reference Exhibit 25).  The Bank has entered into an agreement to sell its branch in Decatur with plans to complete the transaction by December 31, 2013.  Edgewater owns five of its six offices and leases its Buchanan office.  At June 30, 2013, the Bank’s total investment in fixed assets, based on depreciated cost, was $4.4 million or 3.64 percent of assets.

MANAGEMENT

The president and chief executive officer of Edgewater is Richard E. Dyer (reference Exhibit 26).   Mr. Dyer joined the Bank in 2008 as president and chief executive officer.  He was appointed a director in 2009.  Mr. Dyer previously served as president and chief executive officer of F.N.B. Financial Corporation, the holding company of The First National Bank of Three Rivers, Three Rivers, Michigan, from 2001 to 2008.  Mr. Dyer serves on numerous community organizations, including the Lakeland Health Foundation, Cornerstone Alliance, St. Joseph Today, Berrien Community Foundation, South West Michigan Economic Growth Alliance, St. Joseph-Benton Harbor Rotary Club and the Krasl Center for the Arts.  Ms. Coleen S. Frens-Rossman is senior vice president and chief financial officer and joined Edgewater in 2012.  Ms. Frens-Rossman has 27 years of experience in managing the accounting and financial reporting for a diverse group of banks including Colorado National Bank in Denver, Fort Range Bank in Lakewood, Colorado, and Fifth Third Bank in Grand Rapids, Michigan and Tampa, Florida.  Mr. James Higgins joined Edgewater as vice president and senior lender in 2013.  He has over 25 years of commercial banking experience.  Previously, Mr. Higgins served as 1st vice president and commercial lending officer at Portage Commerce Bank in Kalamazoo, Michigan, from 2006 to 2013.  Ms. Maria Kibler joined Edgewater in 2013 as vice president and senior retail officer.  Prior to joining the Bank, Ms. Kibler was vice president in private banking in 2012 and 2013 at First Source Bank in St. Joseph, Michigan and served Fifth Third Bank in various roles from 1991 to 2012.  Ms. Cheryl Moeslein is vice president and secretary of Edgewater Bancorp, Inc.  She joined the Bank in 2009 and serves as vice president of administrative services and is also secretary of the Bank.  Ms. Moeslein has over 14 years experience in banking.

II.           DESCRIPTION OF PRIMARY MARKET AREA

Edgewater Bank’s market area is focused on Berrien County, Michigan, but also includes Silver Creek Township in Cass County and Decatur, Porter, Keeler and Hamilton Townships in Van Buren County.  Exhibit 26 shows the trends in population, households and income for Berrien County, Cass County, Van Buren County, Michigan and the United States.  The population trends indicate decreases in Berrien County and Michigan for the period from 2000 to 2010.  Berrien County’s population decreased by 3.5 percent, while population in Michigan decreased at a rate of 0.6 percent.  Cass County’s population increased by 2.3 percent from 2000 to 2010 and Van Buren County’s population remained nearly the same.  The United States’ population increased by 9.7 percent during the same time period.  Through 2017, population is projected to decrease by 1.0 percent, 1.4 percent, 1.1 percent and 0.6 percent in Berrien, Cass and Van Buren Counties and Michigan, respectively, while population in the United States is projected to increase by 4.9 percent through 2017.

More important is the trend in households.  Berrien County experienced a 0.8 percent decrease in households from 2000 through 2010, compared to increases of 4.7 percent in Cass County, 3.4 percent in Van Buren County, 2.3 percent in Michigan and 10.7 percent in the United States.  Berrien County is projected to continue to decrease in households from 2010 through 2017 by 0.6 percent as are Cass and Van Buren Counties by 1.0 percent and 0.6 percent, respectively, as well as Michigan at 0.1 percent.  The number of households in the United States is projected to increase by 5.1 percent through 2017.

Berrien County had 2000 per capita income of $19,952, higher than Cass County at $19,474 and Van Buren County at $17,878, but lower than Michigan at $22,168 and the United States at $22,162.  Per capita income increased in all areas from 2000 to 2010.  Berrien County’s per capita income increased to $23,963, Cass and Van Buren Counties’ per capita income increased to $22,387 and $21,483, respectively, Michigan’s increased to $24,435 and the United States’ increased to $26,059.  In 2000, median household income in Berrien County was $38,567, lower than Cass County at $41,264, Van Buren County at $39,365, Michigan at

$44,667 and the United States with a median household income $41,994.  Median household income increased from 2000 to 2010 by 7.1 percent, 7.8 percent, 7.3 percent, 4.9 percent and 19.2 percent to $41,320, $44,493, $42,234, $46,861 and $50,046 in Berrien County, Cass County, Van Buren County, Michigan and the United States, respectively.  All areas are also projected to show increases in their median household income levels from 2010 through 2017.  Berrien County is projected to experience a median household income increase of 10.3 percent to $45,594, while Cass County, Van Buren County, Michigan and the United States are projected to increase by 9.8 percent, 11.7 percent, 11.6 percent and 13.7 percent, respectively, to $48,838, $47,183, $52,274 and $56,895 median household income, respectively, from 2010 to 2017.  In contrast, St. Joseph city had 2010 per capita and median household income levels of $35,046 and $49,982, respectively, higher than regional and state areas.  St. Joseph also indicated a shrinking population and number of households from 2000 to 2010.

Exhibit 28 provides a summary of key housing data for Berrien, Cass and Van Buren Counties, Michigan and the United States.  In 2000, Berrien County had a lower rate of owner-occupancy of 72.3 percent, lower than Cass County at 81.9 percent, Van Buren County at 79.6 percent and Michigan at 73.8 percent.  The United States had a much lower 66.2 percent owner-occupancy rate in 2000.  As a result, Berrien County supported a higher rate of renter-occupied housing of 27.7 percent, compared to 18.1 percent in Cass County, 20.4 percent in Van Buren County, 26.2 percent in Michigan and 33.8 percent in the United States.  In 2010, owner-occupied housing decreased slightly in Berrien County to 71.5 percent and decreased in Cass County to 80.1 percent, in Van Buren County to 77.9 percent, in Michigan to 72.1 percent and in the United States to 65.4 percent.  Conversely, the renter-occupied rates increased slightly in all areas: in Berrien County to 28.5 percent, in Cass County to 19.9 percent, in Van Buren County to 22.1 percent, in Michigan to 27.9 percent and in the United States to 34.6 percent.

Berrien County’s 2000 median housing value was $94,700, higher than the other two market area counties of Cass County at $91,800 and Van Buren at $94,200, but lower than Michigan’s median housing value of $115,600 and the United States’ median housing value of

$119,600.  The 2000 median rent of Berrien County was $476, which was again higher than the other two market area counties of Cass County at $471 and Van Buren County at $451 but lower than Michigan’s median rent of $546 and the United States’ median rent of $602.  In 2010, median housing values had increased in Berrien County to $138,100, in Cass County to $140,700, in Van Buren County to $123,900, in Michigan to $136,600 and the United States to $186,200.  The 2010 median rent levels were $585, $607, $551, $724 and $871 in Berrien, Cass and Van Buren Counties, Michigan and the United States, respectively.

In 2000, the major source of employment for Berrien County by industry group, based on share of employment, was the services industry at 41.8 percent.  The services industry was also responsible for the majority of employment in Cass County, Van Buren County, Michigan and the United States with 33.8 percent of jobs in Cass County (where the manufacturing industry was also 33.8 percent), 36.8 percent in Van Buren County, 43.7 percent of jobs in Michigan and 46.7 percent in the United States (reference Exhibit 29).  The manufacturing industry was the second major employer in all three counties and Michigan at 24.6 percent, 33.8 percent, 26.6 percent and 22.5 percent in Berrien, Cass and Van Buren Counties ad Michigan but was the third largest employer in the United States at 14.1 percent  The wholesale/retail trade group was the third major overall employer in Berrien, Cass and Van Buren Counties and Michigan at 13.7 percent, 13.8 percent, 14.1 percent and 15.2 percent, and the wholesale/retail trade group was the second major overall employer in the United States with 15.3 percent of employment.  The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 19.9 percent of employment in Berrien County, 18.6 percent of employment in Cass County, 22.5 percent of employment in Van Buren County, 18.6 percent of employment in Michigan and 23.9 percent in the United States.

In 2010, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for all three counties, Michigan and in the United States.  The services industry accounted for 49.8 percent, 45.1 percent, 43.8 percent, 51.6 percent and 51.2 percent in Berrien County, Cass County, Van

Buren County, Michigan and the United States, respectively.  The manufacturing trade industry provided for 19.1 percent, 24.2 percent, 18.4 percent, 16.5 percent and 15.0 percent in Berrien County, Cass County, Van Buren County, Michigan and the United States, respectively.  The wholesale/retail trade group provided 13.5 percent, 11.2 percent, 14.4 percent, 14.4 percent and 14.8 percent of employment in Berrien County, Cass County, Van Buren County, Michigan and the United States, respectively.

Some of the largest employers in the area are listed below.

Employer	Employees	Product/Service
Lakeland Regional Health Sys.	3,600	Healthcare
Whirlpool Corporation	3,204	Mfg. home appliances
Andrew’s University	3,202	Education
Four Winds Casino	2,430	Entertainment
Indiana Michigan Power	1,200	Utility
Berrien County Gov’t.	677	Government
Leco Corporation	650	Mfg. Analytical Lab Instruments
Martin’s Supermarkets	500	Grocer
Benton Harbor Area Schools	490	Education
Lake Michigan College	472	Education

The unemployment rate is another key economic indicator.  Exhibit 30 shows the unemployment rates in Berrien, Cass and Van Buren Counties, Michigan and the United States in 2009 through May of 2013.  Berrien County has been characterized by higher unemployment rates as have Van Buren County and Michigan, compared to Cass County and the United States.  In 2009, Berrien County had an unemployment rate of 12.4 percent, compared to unemployment rates of 11.1 percent in Cass County, 12.4 percent in Van Buren County, 13.4 percent in Michigan and 9.3 percent in the United States.  Berrien County’s unemployment rate increased in 2010, as did Van Buren County’s and that of the United States to 12.5 percent, 12.9 percent and 9.6 percent, respectively, compared to a decrease to 10.7 percent in Cass County and a decrease to 12.7 percent in Michigan.  In 2011, Berrien County’s rate of unemployment decreased to 10.2 percent.  All other areas decreased in unemployment to 8.9 percent, 11.1 percent, 10.4 percent and 8.9 percent in Cass and Van Buren Counties, Michigan and the United States, respectively.  In 2012, Berrien County’s rate of unemployment decreased to 9.0 percent compared to a decrease to 7.6 percent in Cass County, to 9.5 percent in Van Buren County, to 9.1 percent in Michigan and 8.1 percent in the United States.  Through May of 2013, all areas had decreases in unemployment to 8.9 percent, 6.2 percent, 8.2 percent, 8.4 percent and 7.3 percent in Berrien, Cass and Van Buren Counties, Michigan and the United States, respectively.

Exhibit 31 provides deposit data for banks and thrifts in the two counties in which the Bank had branches.  Edgewater’s deposit base in Berrien County was approximately $94.2 million or a 48.5 percent share of the $194.2 billion total thrift deposits and a 5.2 percent share of the total deposits, which were approximately $1.8 billion as of June 30, 2012.  The Bank’s deposit base in Van Buren County was approximately $15.3 million, a 26.8 percent share of the total thrifts in Van Buren County and a much smaller 2.3 percent share of total deposits of approximately $678 million.  In the combined two counties in which Edgewater had branches, its deposits accounted for 43.6 percent of thrift deposits and 4.4 percent of total deposits.  The market area is dominated by banks, with bank deposits accounting for approximately 90.0 percent of deposits at June 30, 2012.

Exhibit 32 provides interest rate data for each quarter for the years 2009 through the first quarter of 2013.  The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills.  Short term interest rates experienced a declining trend in 2009, 2010 and 2011, a slightly rising trend in 2012, and stable in 2013, with Thirty-Year Treasury rate rising in 2013.

SUMMARY

In summary, population decreased by 3.5 percent in Berrien County from 2000 to 2010, and the number of households also decreased.  The 2010 per capita income and median household income levels in Berrien County were below state and national levels.  Also, Berrien County’s unemployment rates have been higher than national rates but lower than state rates.  According to the 2010 Census, median housing values were $138,100, $136,600, and $186,200 for Berrien County, Michigan and the United States, respectively.

The Corporation holds deposits of approximately 43.6 percent of all thrift deposits in the market area as of June 30, 2012, representing a 4.4 percent share of the total deposit base of $2.5 billion.

III.                           COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”.  This section identifies the comparable group and describes each parameter used in the selection of each  institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices.  The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group.  There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Michigan.

Exhibits 33 and 34 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 182 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons.  Exhibits 33 and 34 also subclassify all thrifts by region, including the 53 publicly traded Midwest thrifts (“Midwest thrifts”) and the 5 publicly traded thrifts in Michigan (“Michigan thrifts”), and by trading exchange.  Exhibit 33 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters.  The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective.  The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $750 million, a trading exchange requirement that each candidate be traded on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to March 31, 2012.  Due to the general parameter requirement related to trading on NASDAQ or one of the other two major stock exchanges, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition at August 15, 2013, due to the price impact of such a pending transaction.  The thrift institutions listed on the following page were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State

Atlantic Coast Financial Corporation	Florida

CMS Bancorp	New York

Newport Bancorp, Inc.	Rhode Island

TF Financial Corp.	Pennsylvania

WSB Holdings, Inc.	Maryland

Mayflower Bancorp, Inc.	Massachusetts

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 36.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ).  Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing.  Of the 182 publicly traded, FDIC-insured savings institutions, excluding the 42 mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange and 108 are traded on NASDAQ. There were an additional 26 traded over the counter and 40 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to March 31, 2013, in order to insure at least four consecutive quarters of reported data as a publicly traded institution.  The resulting parameter is a required IPO date prior to April 1, 2012.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks.  Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states.  To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions.  The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group.  The  total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $120 million.  Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

Mutual Holding Companies

The comparable group will not include any mutual holding companies.  The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from  conventional, publicly-traded companies.  A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures.  The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 42 publicly traded mutual holding companies as well between those 42 entities and the larger universe of conventional, publicly traded thrift institutions.  As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions.  In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

SUMMARY

Exhibits 37 and 38 show the 32 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37.  The balance sheet ratios consist of the following:

1.                 Cash and investments to assets

2.                 Mortgage-backed securities to assets

3.                 One- to four-family loans to assets

4.                 Total net loans to assets

5.                 Total net loans and mortgage-backed securities to assets

6.                 Borrowed funds to assets

7.                 Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix.  The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation.  The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 18.7 percent at June 30, 2013, and reflects the Corporation’s share of investments higher than the national and state averages of 16.6 percent and 17.2 percent, respectively.  The Bank’s investments have consisted of interest-bearing deposits, U.S. Treasury and agency securities and FHLB stock.  For its three most recent fiscal years ended December 31, 2012, the Corporation’s average ratio of cash and investments to assets was a lower 11.82 percent, ranging from a high of 13.46 percent in 2012 to a low of 10.1 percent in 2010.

The parameter range for cash and investments is has been defined as 40.0 percent or less of assets, with a midpoint of 20.0 percent.

Mortgage-Backed Securities to Assets

At June 30, 2013, the Corporation’s ratio of mortgage-backed securities to assets was 5.7  percent, significantly lower than the national average of 10.3 percent and the regional average of 8.7 percent for publicly traded thrifts.  The Bank’s three most recent fiscal year average is a similar 5.8 percent, still lower than industry averages.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 30.0 percent or less of assets and a midpoint of 15.0 percent.

One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings.  One- to four-family loans, excluding construction loans and including home equity loans, represented 45.6 percent of the Corporation’s assets at June 30, 2013, which is similar to its ratio of 45.9 percent at December 31, 2012, and lower than its ratio of 49.3 percent at December 31, 2011. The parameter for this characteristic is 65.00 percent of assets or less in one- to four-family loans with a midpoint of 32.50 percent.

Total Net Loans to Assets

At June 30, 2013, the Corporation had a 69.8 percent ratio of total net loans to assets and a higher three fiscal year average of 76.5 percent, compared to the national average of 66.3 percent and the regional average of 65.4 percent for publicly traded thrifts. The Corporation’s ratio of total net loans to assets changed from 79.9 percent of total assets at December 31, 2010, to 77.7 percent at December 31, 2011, to 71.8 percent at December 31, 2012.

The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent.  The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 5.7 percent and 69.8 percent, respectively, for a combined share of 75.5 percent.  Recognizing the industry and regional ratios of 76.6 percent and 74.1 percent, respectively, the parameter range for the comparable group in this category is 55.0 percent to 90.0 percent, with a midpoint of 73.0 percent.

Borrowed Funds to Assets

The Corporation had borrowed funds of $1.0 million or 0.83 percent of assets at June 30, 2013, which is lower than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds.  The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.  The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits.  Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 8.7 percent at June 30, 2013, 9.1 percent at December 31, 2012, 8.9 percent at December 31, 2011, 7.7 percent at December 31, 2010, 6.9 percent at December 31, 2009, and 8.1 percent at March 31, 2009, averaging 8.2 percent for the four fiscal years ended December 31, 2012.  The Bank’s retained earnings decreased in two of the past four fiscal periods and decreased at June 30, 2013, for a total 31.3 percent decrease from March 31, 2009, to June 30, 2013.  After conversion, based on the midpoint value of $8.4 million, with 65.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase to 10.1 percent of assets, with the Corporation at 12.0 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.5 percent to 22.0 percent with a midpoint ratio of 14.3 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 38 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2013.  The primary performance indicator is the Corporation’s core return on average assets (ROAA).  The second performance indicator is the Corporation’s core return on average equity (ROAE).  To measure the Corporation’s ability to generate net interest income, we have used net interest margin.  The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets.  The final performance indicator is the Corporation’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA.  For the twelve months ended June 30, 2013, the Corporation’s core ROAA was (0.56) percent based on a core loss after taxes of $695,000, as detailed in Item I of this report.  The net ROAA for the twelve months ended June 30, 2013, was (1.10) percent.  The Corporation’s ROAA in its most recent four fiscal years of 2009 to 2012, was (2.32) percent, 0.12 percent, 0.16 percent and (0.60) percent, respectively, with a four fiscal year average ROAA of (0.66) percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation’s position.  This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the twelve months ended June 30, 2013, was (6.13) percent based on its core loss.  In its most recent four fiscal years, the Corporation’s average core ROAE was (7.55) percent, from a low of (27.39) percent in 2009 to a high of 1.95 percent in 2011.

The parameter range for ROAE for the comparable group, based on core income, is 8.50 percent or less with a midpoint of 4.25 percent.

Net Interest Margin

The Corporation had a net interest margin of 3.37 percent for the twelve months ended June 30, 2013, representing net interest income as a percentage of average interest-earning assets.  The Corporation’s net interest margin levels in its three fiscal years of 2010 through 2012 were 3.16 percent, 3.38 percent, and 3.61 percent, respectively, averaging 3.38 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.50 percent with a midpoint of 3.25 percent.

Operating Expenses to Assets

For the twelve months ended June 30, 2013, the Corporation had a 4.73 percent ratio of operating expense to average assets.  In its three most recent fiscal years of 2010 to 2012, the Corporation’s expense ratio averaged 3.91 percent, from a low of 3.61 percent in fiscal year 2010 to a high of 4.48 percent in fiscal year 2012.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.75 percent with a midpoint of 3.38 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced an average level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 1.13  percent for the twelve months ended June 30, 2013.  For its most recent three fiscal years ended December 31, 2010, through 2012, the Corporation’s ratio of noninterest income to average assets was 0.87 percent, 0.73 percent and 1.12 percent, respectively, for an average of 0.91 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 38.  The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation.  The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 4.49 percent at June 30, 2013, which was higher than the national average of 2.16 percent for publicly traded thrifts and the average of 2.01 percent for Midwest thrifts.  The Corporation’s ratio of nonperforming assets to total assets averaged 4.42 for its most recent three fiscal years ended December 31, 2012, from a high of 6.32 percent at December 31, 2012, to a low of 2.87 percent at December 31, 2011.

The comparable group parameter for nonperforming assets is 5.00 percent or less of total assets, with a midpoint of 2.50 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $1.4 million at June 30, 2013, representing a ratio to total assets of 1.13 percent, following ratios of repossessed assets to total assets of 2.59 percent and 0.43 percent at December 31, 2012, and December 31, 2011, respectively.  National and regional averages were 0.69 percent and 0.52 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.30 percent of assets or less with a midpoint of 0.65 percent.

Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,292,000, representing a loan loss allowance to total assets ratio of 1.07 percent at June 30, 2013, which was lower than its 1.22 percent ratio at December 31, 2012, and similar to its 1.06 percent ratio at December 31, 2011.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41.  The comparable group institutions range in size from $290.5 million to $601.7 million with an average asset size of $446.2 million and have an average of 9.3 offices per institution.  Three of the comparable group institutions are in Pennsylvania, two are in Illinois and Tennessee, and one each in Ohio, Wisconsin and Michigan, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 14.8 percent, which is 15.5 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.53 percent, lower than all publicly traded thrifts at 0.71 percent and the publicly traded Michigan thrifts at 0.60 percent.

IV.                            ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Michigan thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section.  The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

As presented in Exhibits 42 and 43, at June 30, 2013, the Corporation’s total equity of 8.74 percent of assets was lower than the comparable group at 14.84 percent, all thrifts at 12.85 percent, Midwest thrifts at 11.56 percent and Michigan thrifts at 11.73 percent.  The Corporation had a 69.82 percent share of net loans in its asset mix, higher than the comparable group at 68.81 percent, all thrifts at 66.30 percent and Midwest thrifts at 65.39 percent and lower than Michigan thrifts at 71.99 percent.  The Corporation’s share of net loans and 18.66 percent share of cash and investments, higher than industry averages, is primarily the result of its lower 5.69 percent share of mortgage-backed securities.  The comparable group had a lower 16.78 percent share of cash and investments and a higher 8.91 percent share of mortgage-backed securities.  All thrifts had 10.34 percent of assets in mortgage-backed securities and 16.57 percent in cash and investments.  The Corporation’s 89.61 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and Michigan thrifts, reflecting the Corporation’s lower share of borrowed funds of 0.83 percent.  As ratios to assets, the comparable group had deposits of 74.07 percent and borrowings of 9.58 percent.  All thrifts averaged a 76.40 percent share of deposits and 9.60 percent of borrowed funds, while Midwest thrifts had a 78.04 percent share of deposits and a 9.07 percent share of borrowed funds.  Michigan thrifts averaged a 70.97 percent share of deposits and an 15.04 percent share of borrowed funds.  The Corporation had 0.47 percent of goodwill and intangible assets, compared to 0.55 percent for the comparable group, 0.54 percent for all thrifts, 0.38 percent for Midwest thrifts and 0.37 percent for Michigan thrifts.

Operating performance indicators are summarized in Exhibits 44, 45 and 46 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 46, for the twelve months ended June 30, 2013, the Corporation had a yield on average interest-earning assets lower than the comparable group, all thrifts and Midwest thrifts and higher than Michigan thrifts.  The Corporation’s yield on interest-earning assets was 3.93 percent compared to the comparable group at 4.34 percent, all thrifts at 4.22 percent, Midwest thrifts at 3.96 percent and Michigan thrifts at 3.62 percent.

The Corporation’s cost of funds for the twelve months ended June 30, 2013, was lower than the comparable group, all thrifts, Midwest thrifts and Michigan thrifts.  The Corporation had an average cost of interest-bearing liabilities of 0.60 percent compared to 1.09 percent for the comparable group, 1.37 percent for all thrifts, 1.20 percent for Midwest thrifts and 1.53 percent for Michigan thrifts.  The Corporation’s yield on interest-earning assets and interest cost resulted in a net interest spread of 3.33 percent, which was higher than the comparable group at 3.25 percent, all thrifts at 2.85 percent, Midwest thrifts at 2.77 percent and Michigan thrifts at 2.09 percent.  The Corporation generated a net interest margin of 3.37 percent for the twelve months ended June 30, 2013, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.45 percent.  All thrifts averaged a lower 3.02 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.93 percent; and Michigan thrifts averaged 2.32 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 45.  The Corporation had $900,000 in provision for loan losses during the twelve months ended June 30, 2013, representing 0.72 percent of average assets.  The average provision for loan losses for the comparable group was 0.28 percent, with all thrifts at 0.31 percent, Midwest thrifts at 0.46 percent and Michigan thrifts at 0.85 percent.

The Corporation’s total noninterest income was $1.4 million or 1.13 percent of average assets for the twelve months ended June 30, 2013.  Such a ratio of noninterest income to average assets was higher than the comparable group at 0.68 percent, and higher than all thrifts at 1.08 percent, Midwest thrifts at 1.10 percent and lower than Michigan thrifts at 2.71 percent.  For the twelve months ended June 30, 2013, the Corporation’s operating expense ratio was 4.73 percent of average assets, higher than the comparable group at 2.82 percent, all thrifts at 3.20 percent and Midwest thrifts at 3.20 percent, and lower than Michigan thrifts at 4.30 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets.  For the twelve months ended June 30, 2013, the Corporation had a net ROAA of (1.10) and core ROAA of (0.56) percent.  For its most recent four quarters, the comparable group had a higher net ROAA of 0.56 percent and a core ROAA of 0.55 percent.  All publicly traded thrifts averaged a higher net ROAA of 0.85 percent and 0.71 percent core ROAA, with Midwest thrifts a 0.50 percent net ROAA and a 0.45 percent core ROAA.  The twelve month net and core ROAA for the 5 Michigan thrifts was 0.60 percent.

V.                                 MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Edgewater with the comparable group.  These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue.  It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.  The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended June 30, 2013, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has experienced decreases in its assets, loans and deposits in each of the past five fiscal years.  The Bank has experienced losses in two of the past five fiscal years and also in the twelve months ended June 30, 2013, and has focused on controlling operating expenses, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs.  Historically, the Bank has closely monitored its yields and costs, resulting in a net interest margin, which has been generally higher than industry averages due to its lower cost of funds, with the trend experiencing minimal change over the past two years, and its 3.37 percent net interest margin for the twelve months ended June 30, 2013, was higher than the industry average of 3.02 percent but lower than the comparable group average of 3.45 percent.  During its past two fiscal years, Edgewater’s ratio of interest expense to interest-bearing liabilities has decreased moderately from 1.46 percent in fiscal year 2011 to 0.89 percent in 2012.  The Bank’s ratio then decreased to 0.60 percent for the twelve months ended June 30, 2013, which was lower than the average of 1.09 percent for the comparable group and lower than the average of 1.37 percent for all thrifts.  Following the conversion, the Bank will continue to control its operating expenses, strive to increase its net interest margin, maintain its noninterest income, gradually increase its net income, increase its return on assets, continue to control its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced moderate loan origination activity in mortgage loans and modest activity in nonmortgage loans in fiscal years 2011 and 2012.  Total loan originations in fiscal year 2012 were well above originations for fiscal year 2011, and net loan change in 2011 was a decrease of $13.4 million due to loan sales compared to a larger decrease of $17.5 million in 2012, also due to loan sales.  Gross loan originations were noticeably higher in fiscal year 2012 compared to 2011, related to higher one-to-four-family loan originations. Originations totaled $60.9 million in 2012, compared to $36.3 million in 2011, with no loan purchases in 2011 or 2012.  For the six months ended June 30, 2013, the Bank’s loan originations were $23.3 million or $46.6 million, annualized, moderately lower than in fiscal year 2012 and its annualized loan repayments, loan sales, charge-offs and other deductions were modestly lower than in fiscal year 2012, resulting in a modest net loan decrease of $5.4 million, or $10.8 million, annualized, compared to a decrease of $17.5 million in fiscal year 2012.

During the six months ended June 30, 2013, loan originations were $23.3 million or $46.6 million, annualized, with loan sales totaling $9.8 million during the period.  In all periods, the predominant component of the Bank’s loan originations was one- to four-family residential mortgage loans.

From December 31, 2011, to June 30, 2013, all categories of loans, with the exception of consumer loans, experienced decreases in their balances.  Consumer loans indicated a dollar increase of $15,000 or 3.1 percent, rising from $488,000 to $503,000 from December 31, 2011, to June 30, 2013.  One- to four-family loans decreased by $8.7 million or 16.7 percent, from December 31, 2011, to June 30, 2013.  Commercial real estate and multi-family loans decreased by $9.8 million or 29.0 percent from December 31, 2011, to June 30, 2013.  Other individual changes were home equity loans, which decreased $3.3 million or 22.4 percent, construction loans, which decreased $148,000 or 7.5 percent, and commercial loans, which decreased $183,000 or 4.2 percent.  Overall, the Bank’s lending activities resulted in a total loan decrease of $22.1 million or 20.6 percent and a net loan decrease of $21.9 million or 20.7 percent from December 31, 2011, to June 30, 2013, excluding loans held for sale.  The loan change of a $4.7 million decrease or 5.3 percent during the six months ended June 30, 2013, represents an annualized decrease of $9.4 million or 10.6 percent.

For the six months ended June 30, 2013, mortgage loans, including home equity loans, represented 84.1 percent of loan originations.  In comparison, during fiscal years 2011 and 2012, these mortgage loans represented 78.8 percent and 91.2 percent of total loan originations, respectively.

The impact of Edgewater’s primary lending efforts has been to generate a yield on average interest-earning assets of 3.93 percent for the twelve months ended June 30, 2013, compared to a higher 4.34 percent for the comparable group, 4.22 percent for all thrifts and 3.96 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 3.76 percent for the twelve months ended June 30, 2013, lower than the comparable group at 4.08 percent, all thrifts at 4.05 percent and Midwest thrifts at 4.07 percent, reflecting the Bank’s larger share of investments and lower share of mortgage-backed securities.

Edgewater’s 0.60 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2013, was lower than the comparable group at 1.09 percent, all thrifts at 1.37 percent, Midwest thrifts at 1.20 percent and Michigan thrifts at 1.53 percent.  The Bank’s resulting net interest spread of 3.33 percent for the twelve months ended June 30, 2013, was slightly higher than the comparable group at 3.25 percent and higher than all thrifts at 2.85 percent, Midwest thrifts at 2.77 percent and Michigan thrifts at 2.09 percent.  The Bank’s net interest margin of 3.37 percent, based on average interest-earning assets for the twelve months ended June 30, 2013, was lower than the comparable group at 3.45 percent but higher than all thrifts at 3.02 percent, Midwest thrifts at 2.93 percent and Michigan thrifts at 2.32 percent.

The Bank’s ratio of noninterest income to average assets was 1.13 percent for the twelve months ended June 30, 2013, which was moderately higher than the comparable group at 0.68 percent, similar to all thrifts at 1.08 percent and similar to Midwest thrifts at 1.10 percent.

The Bank’s operating expenses were higher than the comparable group, all thrifts,  Midwest thrifts and Michigan thrifts.  For the twelve months ended June 30, 2013, Edgewater had an operating expenses to assets ratio of 4.73 percent compared to 2.82 percent for the comparable group, 3.20 percent for all thrifts, 3.20 percent for Midwest thrifts and 4.30 percent for Michigan thrifts.  Edgewater had a higher 108.7 percent efficiency ratio for the twelve months ended June 30, 2013, compared to the comparable group with an efficiency ratio of 72.3 percent.  The efficiency ratio for all publicly traded thrifts was 64.3 percent for the twelve months ended June 30, 2013.

For the twelve months ended June 30, 2013, Edgewater generated a higher ratio of noninterest income, a higher ratio of noninterest expenses and a lower net interest margin relative to its comparable group.  The Bank had a 0.72 percent provision for loan losses during the twelve months ended June 30, 2013, compared to the comparable group at 0.28 percent of assets, all thrifts at 0.31 percent and all Midwest thrifts at 0.46 percent.  The Bank’s allowance for loan losses to total loans of 1.52 percent was lower than the comparable group and lower than all thrifts.  The Bank’s 23.9 percent ratio of reserves to nonperforming assets was also lower than the comparable group at 84.0 percent and lower than all thrifts at 98.6 percent.

As a result of its operations, the Bank’s net and core income for the twelve months ended June 30, 2013, were lower than the comparable group.  Based on net earnings, the Bank had a return on average assets of (1.10) percent for the twelve months ended June 30, 2013, and a return on average assets of (0.60) percent and 0.16 percent in fiscal years 2012 and 2011, respectively.  The Bank’s core return on average assets was a higher (0.56) percent for the twelve months ended June 30, 2013, as detailed in Exhibit 7.  For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.56 percent and a higher core ROAA of 0.55 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.85 percent and 0.71 percent, respectively.  Midwest thrifts indicated a net ROAA of 0.50 percent and a core ROAA of 0.45 percent.

Following its conversion, Edgewater’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income, overhead expenses and its asset quality and its future needs for provisions for loan losses.  Earnings are projected to represent a more favorable 0.40 percent in fiscal 2015 after losses in 2013 and 2014.  The Bank’s ratio of noninterest income to average assets increased from fiscal 2010 to 2012 and then remained stable for the twelve months ended June 30, 2013. The rise in noninterest income in fiscal 2012 was due to the Bank’s rise in the mortgage banking activities and gain on the sale of loans.  Overhead expenses indicated a moderate increase overall during the past two fiscal years.

In recognition of the foregoing earnings related factors, considering Edgewater’s historical and current performance measures, as well as Business Plan projections, a downward  adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Edgewater Bank’s market area is focused on Berrien County, Michigan, but also includes Silver Creek Township in Cass County and Decatur, Porter, Keeler and Hamilton Townships in Van Buren County.   Population decreased by 3.5 percent in Berrien County from 2000 to 2010, and the number of households also decreased.  The downward trend in population and households is projected to continue from 2010 to 2017.  Population in Berrien County is projected to decrease 1.0 percent from 2010 to 2017, while the household level is projected to continue to decrease 0.6 percent during the same time period.  The 2010 per capita income and median household income levels in Berrien County were below state and national levels.  Berrien County’s median household income level is projected to increase to $45,594 by 2017, which continues to be below the Michigan average of $52,274 and below the national average of $56,895.

Berrien County’s unemployment rates have been higher than national rates and similar to the Michigan unemployment rates historically.  In May 2013, Berrien County had an unemployment rate of 8.9 percent, which exceeded Michigan’s unemployment rate of 8.4 percent and the national unemployment rate of 7.3 percent.  According to the 2010 Census, median housing values were $138,100, $136,600, and $186,200 for Berrien County, Michigan and the United States, respectively.

The Corporation held deposits of approximately 43.6 percent of all thrift deposits in the market area as of June 30, 2012, representing a 4.4 percent share of the total deposit base of $2.5 billion.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of Edgewater is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 24, and is compared to the comparable group in Exhibits 41, 42, and 43.  The Bank’s ratio of total equity to total assets was 8.74 percent at June 30, 2013, which was moderately lower than the comparable group at 14.84 percent, all thrifts at 12.85 percent and Midwest thrifts at 11.56 percent.  Based on the conversion completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 11.99 percent and the Bank’s pro forma equity to assets ratio will increase to 10.1 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group.  Edgewater had a slightly higher 69.8 percent ratio of net loans to total assets at June 30, 2013, compared to the comparable group at 68.8 percent. All thrifts indicated a lower 66.3 percent, as did Midwest thrifts at 65.4 percent.  The Bank’s 18.7 percent share of cash and investments was higher than the comparable group at 16.8 percent, while all thrifts were at 16.6 percent and Midwest thrifts were at 18.9 percent.  Edgewater’s 5.7 percent ratio of mortgage-backed securities to total assets was moderately lower than the comparable group at 8.9 percent and lower than all thrifts at 10.3 percent and Midwest thrifts at 8.7 percent.

The Bank’s 89.6 percent ratio of deposits to total assets was higher than the comparable group at 74.1 percent, higher than all thrifts at 76.4 percent and higher than Midwest thrifts at 78.0 percent.  Edgewater’s higher ratio of deposits was due to its lower shares of borrowed funds and equity. Edgewater had a lower equity to asset ratio of 8.7 percent, compared to the comparable group at 14.8 percent of total assets, with all thrifts at 12.9 percent and Midwest thrifts at 11.6 percent.  Edgewater had a lower share of borrowed funds to assets of 0.83 percent at June 30, 2013, well below the comparable group at 9.58 percent and lower than all thrifts at 9.60 percent and Midwest thrifts at 9.07 percent.  In fiscal year 2012, total deposits decreased by $7.6 million or 6.6 percent, due to conservative pricing of certificates of deposit and decreased from $114.0 million to $106.4 million.  During fiscal year 2011, Edgewater’s deposits decreased by $8.9 million or 7.2 percent from $122.9 million to $114.0 million.

Edgewater had 0.47 percent of assets in combined goodwill and intangible assets and had a higher share of repossessed real estate at June 30, 2013.  The Bank had repossessed real estate of $1.4 million or 1.13 percent of assets at June 30, 2013.  This compares to ratios of 0.55 percent for goodwill and intangible assets and 0.40 percent for real estate owned, for the comparable group.  All thrifts had a goodwill and intangible assets ratio of 0.54 percent and a real estate owned ratio of 0.69 percent.

The financial condition of Edgewater is impacted by its higher than average balance of nonperforming assets of $5.4 million or 4.49 percent of total assets at June 30, 2013, compared to a lower 1.67 percent for the comparable group, 2.16 percent for all thrifts, 2.01 percent for Midwest thrifts and 3.44 percent for Michigan thrifts.  The Bank’s ratio of nonperforming assets to total assets was 2.87 percent at December 31, 2011, and 6.32 percent at December 31, 2012.

At June 30, 2013, Edgewater had $1,292,000 of allowances for loan losses, which represented 1.07 percent of assets and 1.52 percent of total loans.  The comparable group indicated higher allowance ratios, relative to assets and loans, equal to 1.14 percent of assets and 1.60 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 1.03 percent of assets and a higher 1.56 percent of total loans.  Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off.  Edgewater’s $1,292,000 of allowances for loan losses, represented a lower 23.9 percent of nonperforming assets at June 30, 2013, compared to the comparable group’s 84.0 percent, with all thrifts at 98.6  percent, Midwest thrifts at a higher 81.0 percent and Michigan thrifts at a higher 58.2 percent.  Edgewater’s ratio of net charge-offs to average total loans was 1.26 percent for the twelve months ended June 30, 2013, compared to a lower 0.37 percent for the comparable group, 0.52 percent for all thrifts and 0.72 percent for Midwest thrifts.

Edgewater has a modest level of interest rate risk.  The change in the Bank’s EVE level at June 30, 2013, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 3.0 percent decrease, representing a dollar decrease in equity value of $350,000. The Bank’s exposure increases to a 6.9 percent decrease in its EVE level under a 200 basis point rise in rates, representing a dollar decrease in equity of $797,000.  The Bank’s post shock EVE ratio at June 30, 2013, assuming a 200 basis point rise in interest rates was 9.15 percent and indicated a 42 basis point decrease from its 9.57 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s equity level and asset and liability mix, we believe that a downward adjustment is warranted for Edgewater’s current financial condition, due to the Bank’s moderately lower equity position, moderately higher share of nonperforming assets and lower share of allowance for loan losses to nonperforming assets.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years, Edgewater has been characterized by decreases in assets, loans and deposits relative to its comparable group.  The Bank’s average annual asset change from December 31, 2011, to June 30, 2013, was a decrease of 7.8 percent.  This shrinkage rate compares to a lower 1.6 percent for the comparable group, a lower 2.2 percent for all thrifts, and a lower 1.9 percent for Midwest thrifts.  The Bank’s shrinkage in assets is reflective of its shrinkage in loans during the period of an average annual 13.8 percent with an average annual rise in cash and investments of 19.8 percent.  Edgewater’s deposits indicate an average annual decrease of 3.6 percent from December 31, 2011, to June 30, 2013, compared to average shrinkage rates of 3.2 percent for the comparable group, 3.0 percent for all thrifts and 3.3 percent for Midwest thrifts.

Edgewater’s deposits indicated a decrease of 6.6 percent from fiscal 2011 to 2012.  Annual deposit change was growth rates of 1.8 percent for the comparable group, 1.7 percent for all thrifts and 1.5 percent for Midwest thrifts.  During the six months ended June 30, 2013, the Bank’s total deposits increased $1.4 million or 1.3 percent.  It should be further noted that certificates of deposit, a primary component of deposits, decreased by $4.2 million or 9.2 percent from December 31, 2012, to June 30, 2013.  The Bank had $1.0 million in borrowed funds or 0.83 percent of assets at June 30, 2013, compared to the comparable group at 9.6 percent and had a higher $5.0 million in borrowed funds at December 31, 2012, or 4.1 percent of assets.

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity.  Edgewater’s primary market area county experienced decreases in population and households in Berrien County between 2000 and 2010.  The Bank’s primary market area county also indicated 2010 per capita income modestly below Michigan’s and that of the United States, and the median household income level in Berrien County was also below the state and the national level.

In 2010, the median housing value in Berrien County was lower than those of Michigan and the United States, as were median rents.

The total deposit base in Berrien County decreased by 5.8 percent from June 30, 2011, to June 30, 2012; and during that period, the number of financial institution offices in Berrien County remained the same.  From June 30, 2011, to June 30, 2012, Edgewater’s deposit market share in Berrien County decreased from 5.4 percent to 4.9 percent.

Based on the foregoing factors, we have concluded that a downward adjustment to the Corporation’s pro forma value is warranted for asset, loan and deposit growth.

DIVIDEND PAYMENTS

The Corporation has no plans to pay an initial cash dividend.  The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations.  Four of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 0.71 percent and an average payout ratio of 14.44 percent.  During that twelve month period, the average dividend yield was zero for the five Michigan thrifts; and the average dividend yield was 1.65 percent and the average payout ratio was 59.51 percent for all thrifts.

In our opinion, a downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2012 and year-to-date 2013, investors’ interest in new issues has improved but is still not strong.  Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin.  The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

Edgewater will direct its offering initially to depositors and residents in its market area.  The board of directors and officers anticipate purchasing approximately $885,000 or 10.5 percent of the stock offered to the public based on the appraised midpoint valuation.   The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion.

The Bank has secured the services of Sterne, Agee & Leach, Inc., to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of Sterne, Agee & Leach, Inc. The stock of the Corporation will be traded on the OTC Bulletin Board.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group.  The comparable group has an average market value of $52.1 million for the stock outstanding compared to a midpoint public offering of $8.4 million for the Corporation, less the ESOP and the estimated 88,500 shares to be purchased by officers and directors.  The Corporation’s public market capitalization will be approximately 16.1 percent of the size of the public market capitalization of the comparable group.  Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 3,726 shares during the last four quarters.

The comparable group has an average of 4,427,133 shares outstanding compared to 840,000 shares outstanding for the Corporation based on the midpoint valuation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Edgewater is Richard E. Dyer (reference Exhibit 26).   Mr. Dyer joined the Bank in 2008 as president and chief executive officer.  He was appointed a director in 2009.  Mr. Dyer previously served as president and chief executive officer of F.N.B. Financial Corporation, the holding company of The First National Bank of Three Rivers, Three Rivers, Michigan, from 2001 to 2008.  Mr. Dyer serves on numerous community organizations, including the Lakeland Health Foundation, Cornerstone Alliance, St. Joseph Today, Berrien Community Foundation, South West Michigan Economic Growth Alliance, St. Joseph-Benton Harbor Rotary Club and the Krasl Center for the Arts.  Ms. Coleen S. Frens-Rossman is senior vice president and chief financial officer and joined Edgewater in 2012.  Ms. Frens-Rossman has 27 years of experience in managing the accounting and financial reporting for a diverse group of banks including Colorado National Bank in Denver, Fort Range Bank in Lakewood, Colorado, and Fifth Third Bank in Grand Rapids, Michigan and Tampa, Florida.  Mr. James Higgins joined Edgewater as vice president and senior lender in 2013.  He has over 25 years of commercial banking experience.  Previously, Mr. Higgins served as first vice president and commercial lending officer at Portage Commerce Bank in Kalamazoo, Michigan, from 2006 to 2013.  Ms. Maria Kibler joined Edgewater in 2013 as vice president and senior relationship manager.  Prior to joining the Bank, Ms. Kibler was vice president in private banking in 2012 and 2013 at First Source Bank in St. Joseph, Michigan and served Fifth Third Bank in various roles from 1991 to 2012.  Ms. Cheryl Moeslein is vice president and secretary of Edgewater Bancorp, Inc.  She joined the Bank in 2009 and serves as vice president of human resources, marketing, purchasing and facilities management and is also secretary of the Bank.  Ms. Moeslein has over 14 years experience in banking.

During its two most recent fiscal years, Edgewater has been able to increase its net interest margin, maintain its higher noninterest income and reduce its cost of funds.  The Bank did experience a rise in its noninterest expenses to assets.  The Bank experienced a loss in 2012 and modest earnings in 2011.  The Bank’s asset quality position has worsened from December 31, 2011, to June 30, 2013, with nonperforming assets increasing from December 31, 2011, to December 31, 2012, but then decreasing from December 31, 2012, to June 30, 2013.  Edgewater’s interest rate risk has been modest, primarily as a result of its higher share of adjustable-rate loans.  The Bank’s earnings and return on assets have been below industry averages, while its net interest margin has been above industry averages, offset by higher noninterest expenses and higher provision for loan losses.  Management is confident that the Bank is positioned for moderate loan growth and a return to profitability following its conversion.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions.  It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s continued presence of a higher share of delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering.  In our opinion, recent market trends, including the recent pricing decreases for the most recent two standard conversions, cause us to conclude that a modest new issue discount is warranted in the case of this offering.  Consequently, at this time we have made a modest downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.                            VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry.   As earnings in the thrift industry improved in 2001 to 2007, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years.  During the past few years, however, as provisions for loan losses increased significantly resulting in losses in the industry, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions.  In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method.  The price to earnings method was not used due to the Corporation’s negative core earnings and negative earnings in the twelve months ended June 30, 2013.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used.  The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum.  The pro forma market value or appraised value will also be referred to as the “midpoint value.”

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V.  Downward adjustments were made for the Bank’s financial condition, earnings, market area, liquidity of the stock, dividends, marketing of the issue, and asset, loan and deposit growth.  No adjustments were made for the Bank’s subscription interest and management.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings.  Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance.  Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

In completing the price to book valuation, Keller recognized the charge to equity that will occur to eliminate the Bank’s defined benefit plan as part of the completion of the price to book valuation approach.  The charge to equity to eliminate the Bank’s defined benefit plan is projected to be $1.65 million.  The pro forma equity used in the valuation was $8,865,000, which is based on the Bank’s June 30, 2013, equity level of $10,515,000 less the $1,650,000 defined benefit charge to equity, resulting in the pro forma equity of $8,865,000.

Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 81.66 percent and 80.32 percent, respectively.  The full comparable group indicated a moderate pricing range, from a low of 68.43 percent (Citizens Community Bancorp, Inc.) to a high of 98.57 percent (Alliance Bancorp of Pennsylvania).  The comparable group had higher average and median price to tangible book value ratios of 84.94 percent and 87.91 percent, respectively, with a range of 68.43 percent to 98.57 percent.  Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 69.66 percent and a high of 88.96 percent, and the comparable group’s price to tangible book value range also narrowed slightly from a low of 69.66 percent to a higher of 96.87 percent.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 56.16 percent and a price to tangible book value ratio of 58.35 percent at the midpoint.  The price to book value ratio increases from 51.56 percent at the minimum to 64.06 percent at the super maximum, while the price to tangible book value ratio increases from 53.74 percent at the minimum to 66.20 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 56.16 percent and 58.35 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 48, are influenced by the Bank’s capitalization, asset quality position, earnings performance, ESOP level, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions.  The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 11.99 percent compared to 14.84 percent for the comparable group (reference Exhibit 49).  Based on the price to book value ratio and the Bank’s total pro forma equity of $8,865,000 at June 30, 2013, the indicated pro forma market value of the Corporation using this approach is $8,400,000 at the midpoint (reference Exhibit 48).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple.  As indicated in Exhibit 3, Edgewater’s after tax net earnings for the twelve months ended June 30, 2013, were a loss of $1,368,853, and the Bank’s after tax core earnings for that period were a loss of $695,000 as indicated in Exhibit 7.  Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 22.94, while the median was 24.08.  The average price to net earnings multiple was a higher 23.32, and the median multiple was a lower 22.84.  The comparable group’s price to core earnings multiple was higher than the 16.69 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 15.85.  The range in the price to core earnings multiple for the comparable group was from a low of 14.55 (Wayne Savings Bancshares, Inc.) to a high of 31.89 (Alliance Bancorp, Inc.).  The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 15.78 times earnings to a high of 26.91 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method.  This method is not  frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base.  Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to assets ratio below its true level following conversion.

Exhibit 49 indicates that the average price to assets ratio for the comparable group was 12.26 percent and the median was 13.58 percent.  The range in the price to assets ratios for the comparable group varied from a low of 6.95 percent (Citizens Community Bancorp) to a high of 17.17 percent (Alliance Bancorp, Inc.).  The range narrows modestly with the elimination of the two extremes in the group to a low of 7.38 percent and a high of 16.35 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 6.74 percent at the midpoint, which ranges from a low of 5.78 percent at the minimum to 8.74 percent at the super maximum.  Based on the Bank’s June 30, 2013, asset base, as adjusted, of $118,622,000, the indicated pro forma market value of the Corporation using the price to assets method is $8,400,000 at the midpoint (reference Exhibit 47).

VALUATION CONCLUSION

Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches.  At the midpoint value, the price to book value ratio of 56.16 percent for the Corporation represents a discount of 31.23 percent relative to the comparable group and decreases to a discount of 21.55 percent at the super maximum.  The price to assets ratio of 6.74 percent at the midpoint represents a discount of 45.06 percent, decreasing to a discount of 28.70 percent at the super maximum.

It is our opinion that as of August 15, 2013, the pro forma market value of the Corporation is $8,400,000 at the midpoint, representing 840,000 shares at $10.00 per share.  The pro forma valuation range of the Corporation is from a minimum of $7,140,000 or 714,000 shares at $10.00 per share to a maximum of $9,660,000 or 966,000 shares at $10.00 per share, and then to a super maximum of $11,109,000 or 1,110,900 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

The appraised value of Edgewater Bank, as of August 15, 2013, is $8,400,000 at the midpoint.